Exhibit 99.1

TransDigm Group Announces Successful Completion of Notes Offering and Special One-Time Cash Dividend

CLEVELAND, OH (October 6, 2009) — TransDigm Group Incorporated (“TransDigm Group”) (NYSE: TDG), announced today that its wholly owned subsidiary, TransDigm Inc. (“TransDigm”), has successfully completed its previously announced offering of $425 million of 7  3/4% Senior Subordinated Notes due 2014 (the “Notes”). Also today, TransDigm Group announced that its board of directors has authorized and declared a one-time special cash dividend of $7.65 on each outstanding share of common stock. The record date for the special dividend is October 16, 2009, and the payment date for the dividend is October 26, 2009.

“With the senior notes offering and the $7.65 per share special cash dividend, we believe we will have put in place a more efficient capital structure,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “This should contribute to improved returns to shareholders while retaining sufficient financial flexibility to meet our operating and acquisition needs.”

“With approximately $190 million of cash as of September 30, 2009, an undrawn revolver of approximately $200 million and historical cash generation in the range of $150 to $200 million per year, we feel we have adequate capacity to meet our likely acquisition needs. Additionally, given current capital market conditions, we believe we have access to significant additional capital if an attractive larger opportunity becomes available.”

The Notes have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting and AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers and started generators and related components.

CONTACT:

Sean Maroney of TransDigm Group Incorporated

216.706.2945